Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anthony DiSandro, President
215-979-7910

PSB BANCORP, INC. SECOND QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA — August 11, 2004 — PSB Bancorp, Inc. (NASDAQ: PSBI), the holding company for First Penn Bank, announced today net income of $524,000, or $0.10 per common share on a diluted basis for the quarter ended June 30, 2004, compared to net income of $595,000, or $0.14 per diluted share, for the same period of 2003.

During the six months ended June 30, 2004, net income totaled $1.1 million, or $0.22 per common share on a diluted basis, compared to $1.0  million or $0.25 per diluted share for June 30, 2003.

Net interest income increased $366,000 to $5.0 million for the three- month period ended June 30, 2004, and $659,000 to$ 9.4 million for the six-month period ended June 30, 2004, as compared to the same periods in 2003. The increase in net interest income is attributable in large part to the interest income and corresponding fees derived from growth of the Bank’s loan portfolio and the reduction in cost of funds.

Interest expense for the second quarter of 2004 was $1.9 million, a decrease of $594,000 from the $2.5 million reported in the same quarter in 2003. This decrease was generally due to lower rates paid on deposits, coupled with a shift in deposit mix, as depositors transferred higher-rate time deposits to more liquid, lower-rate savings and money market accounts. This shift was reflected in the Bank’s cost of funds, which declined to 1.87% for the quarter ended June 30, 2004, compared with 2.40% in the 2003 quarter.

More

During the six months ended June 30, 2004, net income increased 6.39% to $1.1 million, compared to $1.0 million for June 30, 2003. The second quarter net income slightly decreased 11.93% to $524,000 compared to net income of $595,000 for June 30, 2003. Additional expenses were incurred to service an expanding customer base along with the growth of assets and deposits in the second quarter.

More

Highlights from the results of operations of PSB Bancorp, Inc. for the three and six month periods ended June 30, 2004 and 2003, respectively, are outlined below:

PSB BANCORP, INC.

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share data)

	3 Months Ended June 30, 2004	3 Months Ended June 30, 2003	6 Months Ended June 30, 2004	6 Months Ended June 30, 2003
Net Interest Income	$4,987	$4,576	$9,418	$8,759
Net Income	$524	$595	$1,132	$1,064
Return on Average Assets (1)	.44%	.55%	.47%	.59%
Return on Average Equity (1)	4.35%	5.62%	4.73%	6.66%
Basic Earnings per Share	$0.12	$0.14	$0.26	$0.25
Diluted Earnings per Share (2)	$0.10	$0.14	$0.22	$0.25

(1) Annualized

(2) The computation of dilutive earnings per share now includes 895,240 shares of the 1,371,200 options which were issued in connection with the 1999 First Bank of Philadelphia acquisition and were originally deemed invalid by management.  These shares are considered to be contingently issuable shares and are required to be included in the calculation of dilutive EPS and excluded from the calculation of basic EPS for the three and six month periods ended June 30, 2004 as they are currently held in escrow and all or part may be returned pending the outcome of an appeal of a court ruling which rendered the options valid.

More

PSB BANCORP, INC.

BALANCE SHEET HIGHLIGHTS

(In thousands)

	June 30, 2004 (Unaudited)	December 31, 2003 (Audited)
Total Assets	$502,787	$470,330
Net Loans	$251,800	$237,383
Total Deposits	$448,565	$416,160
Shareholders’ Equity	$47,873	$47,123

Balance sheet growth trended up throughout the first half of 2004 as total assets increased $32.5 million, to $502.8 million, as of June 30, 2004 an increase of 6.9%.  Net loans outstanding grew by $14.4 million or 6.07% and accounted for the majority of the asset growth during the first half of 2004. The increase in loans was funded by  increase in deposits  Total deposits equaled $448.6 million, an increase of $32.4  million or 7.8% during the first half of 2004.

“Our loan volume continued to increase in the second quarter, indicating that our local economy is maintaining its upward trend,” commented Anthony DiSandro , President and CEO of the bank. “We are positioning our bank to accommodate accelerated growth with construction of two new branches in Philadelphia and Montgomery County. We are very pleased that our deposits grew 7.8% during the first half while our cost of funds decreased from 2.40% in the second quarter of 2003 to 1.87% in the second quarter of 2004.   We believe that the positive trends are a result of our sales focus in the branches and our asset liability management discipline.  Both of these efforts began in 2003 and we are pleased with the results to date.”

More

The Bank continued to be placed in the “well capitalized” category under all regulatory capital requirements at June 30, 2004.  At June 30, 2004, stockholders’ equity totaled $47.9 million representing a book value per share of $10.55. First Penn Bank conducts business from its corporate offices in Center City Philadelphia, and twelve banking offices throughout Philadelphia and the surrounding counties.

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by PSB Bancorp Inc. (“PSB”), pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to PSB’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, and results of operations, future performance and business of PSB. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “ expect,” “anticipate,” “estimate,” “ intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond PSB’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause PSB’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. PSB cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on PSB and any such forward-looking statement. PSB does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of PSB.

End